UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant (X)
Filed by a party other than the Registrant  ( )

Check the appropriate box:

()  Preliminary Proxy Statement     ()  Confidential for Use of the Commission
                                        Only (as permitted) by Rule 14a-6(e) (2)
()  Definitive Proxy Statement

(X) Definitive Additional Materials

()  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MEDGRUP CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                       N/A
      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

( )      No fee required.

(X) Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     1) Title of each class of securities to which transaction applies: Common stock, par value $0.001.

     2)   Aggregate number of securities to which transaction applies:

          2,549,777 shares (to be converted into the right to receive cash consideration in the transaction).

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $2.2465 for each share of MedGrup Corporation common stock, par value $0.001 per share, plus the positive difference, if any, between $2.2465 and the exercise price of each outstanding stock option and warrant to purchase MedGrup Corporation common stock, payable in cash pursuant to an Agreement and Plan of Merger dated March 26, 2002.

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     4)   Proposed maximum aggregate value of transaction: $7,000,175.

     5)   Total fee paid: $1,400.

(X) Fee paid previously with preliminary materials.

() Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

For immediate release.
June 14, 2002.

MedGrup Corporation Provides Update On Proposed Merger
With Provider HealthNet Services Inc.


     Monument, CO. MedGrup Corporation (OTCBB: CODX) today is providing its shareholders with an update on the consideration being offered to its public shareholders, option holders and warrant holders in its proposed merger with Provider HealthNet Services Inc. ("PHNS"). As disclosed in prior press releases and MedGrup's May 28, 2002 Proxy Statement, the final price is based on the EBITDA (earnings before interest, taxes, depreciation and amortization) and capitalization of MedGrup prior to the anticipated closing of the merger. The proposed merger provides for the merger of the Company into a subsidiary of PHNS and the payment of cash for each outstanding share of MedGrup not owned by two of MedGrup's officers and principal shareholders, William and Margaret Cronin.

     As indicated in the Proxy Statement, MedGrup has anticipated that the price to be paid to the shareholders other than the Cronins would be $2.2465 per share, subject to adjustment, but in no event less than $2.086 per share. The final price will not be determined until immediately prior to the anticipated closing date, if the merger is approved. However, based on available information, MedGrup currently expects that the final price to be paid to the shareholders other than the Cronins will not be less than $2.2465 per share, and may be slightly more based on the number of options and warrants of MedGrup outstanding immediately prior to the closing of the merger. Option and warrant holders will be paid the positive difference, if any, between the exercise price of their securities and the merger consideration, if the merger is approved.

     William and Margaret Cronin, the officers and principal shareholders, have agreed, subject to certain conditions, to sell all of their MedGrup stock (approximately 56.8% of the outstanding MedGrup stock) to PHNS for $1.2537 per share in cash and $0.8358 per share in PHNS stock, plus a contingent earn-out based on future performance.

     Completion of the merger remains subject to various conditions, including approval of the MedGrup shareholders. The shareholders meeting will be held at 2727 North Harwood Street, 5th Floor in Dallas, Texas on the 20th day of June 2002 at 9:00 o'clock in the morning, Dallas time. Closing of the merger is expected shortly thereafter, if the merger is approved.

     Nothing in the Release should be construed as a solicitation of votes or consents in support of any transaction. Any solicitation will be made only by means of a duly authorized proxy statement, delivered after necessary regulatory approval.

     Certain statements contained herein and subsequent oral statements, which are not historical, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations and completion of certain transactions. Factors that could cause actual results to differ materially include, among those set forth in the Company's Annual Report on Form 10-K, the following: general economic conditions, competition and decisions of third parties over which the Company has no control. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

         For further information contact:

         Bill Cronin, President and CEO
         MedGrup Corporation  (719) 481-1500